UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

————————————

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2014

————————————

KRISPY KREME DOUGHNUTS, INC.
(Exact name of registrant as specified in its charter)

————————————

North Carolina	001-16485	56-2169715
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification
of incorporation)		No.)

370 Knollwood Street, Winston-Salem, North Carolina 27103
(Address of principal executive offices)

Registrant’s telephone number, including area code: (336) 725-2981

Not Applicable
(Former name or former address, if changed since last report)

————————————

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

     Beginning in fiscal 2015 (ending February 1, 2015), Krispy Kreme Doughnuts, Inc. (the “Company”) is revising its methodology for computing its same store sales metric to more accurately reflect overall comparable stores sales performance. Under the revised methodology, shops will be included in the same store sales computation after 18 months of operation, compared to 13 months under the former methodology. Because Krispy Kreme shops typically open with an extended honeymoon period of elevated sales levels, under the former methodology most shops reported negative comparisons as they entered the same store sales metric at week 57. Deferring stores’ entry into the same store sales metric until week 79 is expected to result in a more meaningful measurement of comparable sales because, in most cases, substantially all of the honeymoon sales period will no longer be reflected in the metric.

     The Company has provided quarterly tables showing the change in same store sales for Company, domestic franchise and international franchise shops for fiscal 2012 through fiscal 2014 calculated using the revised computational methodology and the former methodology. Such information is attached hereto as Exhibit 99.1 and incorporated herein by reference. The information in this report shall not be treated as filed for purposes of the Securities Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Krispy Kreme Doughnuts, Inc. summary of the change in same store sales for fiscal 2012 through fiscal 2014 calculated using the revised computational methodology and the former methodology.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRISPY KREME DOUGHNUTS, INC.
Dated: May 8, 2014

	By:	/s/ Douglas R. Muir

Douglas R. Muir
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Krispy Kreme Doughnuts, Inc. summary of the change in same store sales for fiscal 2012 through fiscal 2014 calculated using the revised computational methodology and the former methodology.